Exhibit 99.(C)(2)
Project Silk March 31, 2011 Presentation to the Special Committee of the Board of Directors Confidential www.HL.com U.S. 800.788.5300 Europe +44.20.7839.3355 Hong Kong +852.3551.2300 Japan +81.3.4577.6000 Los Angeles • New York • Chicago • San Francisco • Minneapolis • Washington, D.C. • Dallas • Atlanta • London • Paris • Frankfurt • Hong Kong • Tokyo • Beijing

Tab
Transaction Background	1
Financial Analyses	2
Appendix	A

CONFIDENTIAL	1

Transaction Background CONFIDENTIAL

■	The Special Committee, with the assistance of HL, conducted a process with respect to Silk that involved discussions with potential strategic and financial buyers

■	Each buyer’s interest was vetted at multiple stages

■	Final proposal for Silk was received on March 31, 2011

	Strategic Buyers	Financial Buyers	Total Buyers
Contacted(1)	5	9	14

Received Executive Summary	3	-	3

Attended Management Presentation	3	6	9

Submitted IOI(2)	2	5	7

Submitted Final Bid	-	2	2

1.  Includes both inbound and outbound contact directed and approved by the Special Committee. In addition, 14 Financial and three Strategic parties contacted Silk;
these parties were not invited by the Special Committee to proceed in the process based on the Special Committee’s assessment of their initial interest.

2.  Includes unsolicited proposals and indications of interest, both written and verbal, received during the process. Strategic A submitted an unsolicited inbound indication of interest prior to receiving an Executive Summary or Management Presentation; Strategic A did not submit an IOI formally.

CONFIDENTIAL	3

Summary of Transaction Value
(dollars and shares in millions, except per share values)

			Per Share

		Shares	Transaction

	Security	Outstanding[1]	Consideration
	Common Stock	60.3	$31.25

Implied Values

Implied Common Equity				$1,883.1

Adjustments:

Debt[2]				0.0

Cash[2]				(57.1)

Expected after-tax proceeds and tax benefits from divestitures of Era and GCD				(58.0)

Implied Enterprise Value				1,768.0

Implied Transaction Multiples
Revenue[3]				Implied Multiple
LTM 02/28/2011				1.06x
NFY 2011				1.03x
NFY+1 2012				0.91x

Adjusted EBITDA[3]
LTM 02/28/2011				9.7x
NFY 2011				10.1x
NFY+1 2012				8.9x
Implied Premiums to Historical Stock Trading Prices

		Implied Premium of

	Average	Per Share Transaction

Trading Period	Closing	Consideration over Average

Prior to 01/03/11[4]	Stock Price	Closing Stock Price

1 Day	$20.45	46.7%

5 Day	$20.90	43.5%

10 Day	$21.43	40.0%

1 Month	$20.15	48.9%

3 Month	$19.72	52.1%

6 Month	$19.67	52.5%

1 Year	$19.10	57.1%

52 Week High 04/22/2010	$23.76	26.3%

1. Per Silk Management as of 3/6/11, based on 57,399,199 outstanding shares, 828,704 restricted shares, and 2,031,088 options outstanding; calculated per treasury method at $31.25 per share.

2. Per Silk public filings and Silk Management as of 12/31/10

3.  Historical data per Silk public filings exclusive of Era and GCD operating units which, per Silk Management, may be reported as discontinued operations as of March 31, 2011 and divested; projected data per Silk Management

4. Trading period prior to unusual trading activity surrounding market speculation of the possible receipt by Silk of an acquisition proposal

Note: Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization adjusted for certain non-recurring items.

CONFIDENTIAL	4

Common Stock Price & Volume History
Source: CapitalIQ

CONFIDENTIAL	5

Financial Analyses CONFIDENTIAL

Implied Per Share Value Reference Range

1.  No particular weight was attributed to any analysis. Per Silk Management as of 3/6/11, based on 57,399,199 outstanding shares, 828,704 restricted shares, and 2,031,088 options outstanding; calculated per treasury method at $31.25 per share. Assumes cash balance of $115.1 million comprised of $57.1 million cash at 12/31/10 and Silk Management’s estimates of net proceeds and tax benefits from potential divestitures of Era and GCD

2. Exclusive of Era and GCD operating units which, per Silk Management, may be reported as discontinued operations as of March 31, 2011 and divested

CONFIDENTIAL	7

(shares outstanding and dollars in millions, except per share values)

	Selected Companies		Selected Companies		Selected Transactions		Discounted Cash Flow

	Analysis		Analysis		Analysis		Analysis
	NFY ending 6/30/11		NFY+1 ending 6/30/12		LTM ended 2/28/11
	Adjusted EBITDA		Adjusted EBITDA		Adjusted EBITDA
Corresponding Base Amount	$174.5		$199.6		$181.5

Selected Multiples Range	6.0x	7.0x	5.5x	6.5x	9.0x	10.5x

Implied Enterprise Value from Operations Reference Range	$1,047.2	$1,221.8	$1,098.0	$1,297.6	$1,633.8	$1,906.1	$1,660.7	$2,040.1

Add: Cash and Cash Equivalents as of 12/31/2010	$57.1	$57.1	$57.1	$57.1	$57.1	$57.1	$57.1	$57.1

Add: After-tax Expected Proceeds and Tax Benefits from Divestitures of Era and GCD	$58.0	$58.0	$58.0	$58.0	$58.0	$58.0	$58.0	$58.0

Implied Total Enterprise Value Reference Range	$1,162.3	$1,336.9	$1,213.1	$1,412.7	$1,748.9	$2,021.2	$1,775.8	$2,155.2

Less: Total Debt as of 12/31/2010	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0

Implied Total Equity Value Reference Range	$1,162.3	$1,336.9	$1,213.1	$1,412.7	$1,748.9	$2,021.2	$1,775.8	$2,155.2

Shares Outstanding[1]	60.3	60.3	60.3	60.3	60.3	60.3	60.3	60.3

Implied Per Share Reference Range	$19.29	$22.19	$20.13	$23.44	$29.02	$33.54	$29.47	$35.77

1. Per Silk Management as of 3/6/11, based on 57,399,199 outstanding shares, 828,704 restricted shares, and 2,031,088 options outstanding; calculated per treasury method at $31.25 per share.

2. Source: Public filings, Silk Management.

CONFIDENTIAL	8

(dollars in millions)

	Fiscal Year Ended June 30,			LTM Ended	Fiscal Year Ending June 30,				CAGR[2]
	2008	2009	2010	2/28/2011	2011E	2012P	2013P	2014P	2010 - 2014

Reported Revenue	$1,398.9	$1,451.8	$1,613.3	$1,665.5	$1,720.7	$1,945.0	$2,171.9	$2,404.4	10.5%

Revenue Growth %	10.2%	3.8%	11.1%		6.7%	13.0%	11.7%	10.7%

Adjusted Revenue[3]	$1,449.1	$1,507.2	$1,694.8	$1,711.7	$1,739.4	$1,945.0	$2,171.9	$2,404.4	9.1%

Revenue Growth %	4.4%	4.0%	12.4%		2.6%	11.9%	11.7%	10.7%

Cost of Goods Sold	(1,067.5)	(1,094.9)	(1,223.6)	(1,251.3)	(1,295.5)

Gross Profit	$331.4	$356.9	$389.8	$414.2	$425.2

Gross Margin %	23.7%	24.6%	24.2%	24.9%	24.7%

Selling, General & Administrative Expenses	(210.5)	(243.4)	(248.5)	(269.9)	(284.1)

Depreciation & Amortization	23.5	24.0	24.1	23.6	24.2	49.6	51.6	53.6

Total Adjustments[4]	7.5	6.2	11.6	13.7	9.2	0.0	0.0	0.0

Adjusted EBITDA[3]	$152.0	$143.7	$177.0	$181.5	$174.5	$199.6	$223.7	$249.6	9.0%

Adjusted EBITDA Margin %	10.5%	9.5%	10.4%	10.6%	10.0%	10.3%	10.3%	10.4%

1. Exclusive of Era and GCD operating units which, per Silk Management, may be reported as discontinued operations as of March 31, 2011 and divested
2. CAGR refers to Compound Annual Growth Rate.
3. Adjusted Revenue and EBITDA numbers reflect pro forma impact of acquisitions as if those acquisitions had closed prior to the period detailed above, as well as other miscellaneous adjustments detailed below
4. Total Adjustments:

Pre-Acquisition Financials	$4.7	$6.2	$11.6	$8.3	$3.8	$0.0	$0.0	$0.0
M&A Expenses	0.0	0.0	0.0	1.2	1.3	0.0	0.0	0.0
Effect of Reduction in Force	0.0	0.0	0.0	4.2	4.2	0.0	0.0	0.0
Facility Exit Costs	2.8	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total Adjustments	$7.5	$6.2	$11.6	$13.7	$9.2	$0.0	$0.0	$0.0

Source: Silk Management, February MOR, Quarterly Entity Level Financials, January Waterfall Model

CONFIDENTIAL	9

(dollars in millions, except per share values)

				Enterprise Value[2] to
	Share	Equity Market	Enterprise	Adjusted EBITDA[3]
	Price[4]	Value[4,5]	Value[4,5]	NFY[6,8]	NFY+1[7,8]

Booz Allen Hamilton Inc.	$18.16	$2,547.4	$3,318.9	7.9x	7.1x
CACI International Inc.	$61.45	$1,906.2	$2,269.7	7.8x	7.3x
Computer Sciences Corporation	$48.98	$7,697.0	$8,937.0	3.9x	3.6x
ICF International Inc.	$20.53	$407.0	$488.7	6.0x	5.5x
ManTech International Corporation	$42.35	$1,554.1	$1,669.3	6.2x	5.9x
NCI, Inc.	$23.70	$330.1	$347.3	7.1x	6.6x
SAIC, Inc.	$16.83	$6,053.3	$6,534.3	6.2x	6.1x

Low				3.9x	3.6x
High				7.9x	7.3x
Median				6.2x	6.1x
Mean				6.4x	6.0x

1. No company used in this analysis for comparative purposes is identical to the Company.

2. Enterprise Value equals equity market value + debt outstanding + preferred stock – cash and cash equivalents.

3. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for certain non-recurring items.

4. Based on closing stock prices as of 3/30/11.

5. Based on reported fully-diluted shares.

6. NFY refers to the next fiscal year for which financial information has not been made public.

7. NFY +1 refers to the fiscal year following NFY.

8. Multiples based on Bloomberg consensus earnings estimates as of 3/30/11.

9. Based on publicly available information.

Source: Public filings, Bloomberg, CapitalIQ.

CONFIDENTIAL	10

(dollars in millions)

				Transaction	Transaction Value /		EBITDA
Announced	Closing Date	Target	Acquiror	Value[2]	Revenue[3]	EBITDA[3]	Margin %[3]

03/03/2011	Pending	Global Defense Technology & Systems	Ares Management	$313.3	1.11x	10.1x	11.0%
10/13/2010	11/23/2010	Lockheed Martin Enterprise Integration Group	Veritas Capital	$815.0	1.30x	NA	NA
09/19/2010	02/15/2011	L-1 Intelligence Assets	BAE Systems	$303.0	1.29x	9.3x	13.9%
05/06/2010	08/16/2010	Stanley	CGI Group	$1,063.9	1.20x	11.6x	10.3%
04/11/2010	07/07/2010	DynCorp International	Cerberus Capital	$1,403.3	0.39x	6.2x	6.3%
01/20/2010	03/02/2010	National Interest Security Company	IBM Corp.	NA	NA	NA	NA
11/08/2009	12/18/2009	TASC (Northrop Grumman subsidiary)	General Atlantic, KKR	$1,650.0	1.03x	10.9x	9.5%
05/29/2009	06/26/2009	Wyle Laboratories, Inc.	Court Square Capital	$600.0	NA	NA	NA
12/01/2008	12/01/2008	Camber Corporation	New Mountain Capital	NA	NA	NA	NA
08/26/2008	12/29/2008	SI International	Serco Group	$523.2	0.94x	11.9x	7.9%
05/16/2008	07/31/2008	Booz Allen Hamilton	The Carlyle Group	$2,540.0	NA	NA	NA
01/15/2008	06/03/2008	Sparta	Cobham	$370.8	1.25x	11.4x	10.9%
12/21/2007	06/09/2008	MTC Technologies	BAE Systems	$444.9	1.03x	10.8x	9.5%
09/26/2007	09/26/2007	Scitor	Leonard Green & Partners	NA	NA	NA	NA

			Low	$303.0	0.39x	6.2x	6.3%
			High	$2,540.0	1.30x	11.9x	13.9%
			Median	$600.0	1.11x	10.8x	9.9%
			Mean	$911.6	1.06x	10.3x	9.9%

1. No transaction used in this analysis for comparative purposes is identical to the Transaction.

2. Transaction Value refers to implied enterprise value of target company based on announced transaction equity price and other public information available at time of announcement.

3. Based on reported metric for most recent LTM period prior to announcement of transaction.

NA refers to not available.

Sources: Public filings, press releases, and Standard and Poor’s

CONFIDENTIAL	11

(dollars in millions, except per share values)

	Projected FYE June 30,

	2011E2,7	2012P7	2013P7	2014P7

Revenue	$443.1	$1,945.0	$2,171.9	$2,404.4
Revenue Growth %	6.7%	13.0%	11.7%	10.7%

Adjusted EBITDA	$43.6	$199.6	$223.7	$249.6
EBITDA Margin %	9.8%	10.3%	10.3%	10.4%
Depreciation and Amortization	(12.4)	(49.6)	(51.6)	(53.6)		Implied Perpetual			PV of Terminal Value

Adjusted Profit before Taxes	$31.3	$150.0	$172.1	$196.0		Growth Rate[4]			as a % of Enterprise Value

Taxes[3]	(12.0)	(57.8)	(66.3)	(75.5)	Discount Rate	7.5x	8.3x	9.0x	7.5x	8.3x	9.0x

Unlevered Earnings	$19.2	$92.3	$105.9	$120.6	8.5%	1.5%	2.1%	2.6%	81.9%	83.3%	84.5%
Depreciation and Amortization	12.4	49.6	51.6	53.6	9.0%	2.0%	2.6%	3.1%	81.8%	83.2%	84.4%
Capital Expenditures	(6.7)	(26.5)	(21.7)	(24.0)	9.5%	2.4%	3.0%	3.6%	81.7%	83.1%	84.3%
Change in Working Capital	0.0	(20.4)	(20.6)	(21.2)	10.0%	2.9%	3.5%	4.0%	81.6%	83.0%	84.2%

Unlevered Free Cash Flows	$24.9	$95.0	$115.1	$128.9	10.5%	3.4%	4.0%	4.5%	81.5%	82.9%	84.1%

	Present Value of Cash Flows		PV of Terminal Value as a Multiple of 2014 EBITDA				Implied Enterprise Value				Net Debt[5]		Implied Total Equity Value				Implied Equity Value Per Share[6]
Discount Rate	2011 - 2014		7.5x	8.3x	9.0x		7.5x	8.3x	9.0x				7.5x	8.3x	9.0x		7.5x	8.3x	9.0x

8.5%	$316.8		$1,436.1	$1,579.7	$1,723.3		$1,752.9	$1,896.5	$2,040.1		($115.1)		$1,868.0	$2,011.6	$2,155.2		$31.00	$33.38	$35.77
9.0%	$314.4	+	$1,414.8	$1,556.3	$1,697.7	=	$1,729.2	$1,870.7	$2,012.2	–	($115.1)	=	$1,844.3	$1,985.8	$2,127.3	=	$30.61	$32.95	$35.30
9.5%	$312.0		$1,393.9	$1,533.3	$1,672.7		$1,705.9	$1,845.3	$1,984.7		($115.1)		$1,821.0	$1,960.4	$2,099.8		$30.22	$32.53	$34.85
10.0%	$309.7		$1,373.4	$1,510.7	$1,648.1		$1,683.1	$1,820.4	$1,957.8		($115.1)		$1,798.2	$1,935.5	$2,072.9		$29.84	$32.12	$34.40
10.5%	$307.4		$1,353.3	$1,488.6	$1,624.0		$1,660.7	$1,796.0	$1,931.3		($115.1)		$1,775.8	$1,911.1	$2,046.5		$29.47	$31.72	$33.96

1. Present values as of 3/31/2011; mid-year convention applied. Refer to WACC calculation in the Appendix for derivation of discount rate.

2. Represents a 3-month stub period.

3. Tax at 38.5%, per Silk Management.

4. Implied from corresponding discount rate and 2014 Adjusted EBITDA multiple.

5. Net debt amount comprised of $57.1 million of cash at 12/31/10 per Silk public filings plus Silk Management’s estimates of net proceeds and tax benefits from potential divestitures of Era and GCD.

6. Per Silk Management as of 3/6/11, based on 57,399,199 outstanding shares, 828,704 restricted shares, and 2,031,088 options outstanding; calculated per treasury method at $30 per share.

7. Projections exclusive of Era and GCD operating units which, per Silk Management, may be reported as discontinued operations as of March 31, 2011 and divested

Source: Silk Management

CONFIDENTIAL	12

(dollars in millions)

								Equity
					Debt to	Debt	Preferred	Market Value
		Preferred	Equity Market	Total	Equity Market	to Total	Stock to Total	to Total
	Debt[1]	Stock[2]	Value[3]	Capitalization[4]	Value	Capitalization	Capitalization	Capitalization
Booz Allen Hamilton Inc.	$1,229.3	$0.0	$2,547.4	$3,776.7	48.3%	32.5%	0.0%	67.5%
CACI International Inc.	408.0	0.0	1,906.2	2,314.2	21.4%	17.6%	0.0%	82.4%
Computer Sciences Corporation	2,814.0	0.0	7,697.0	10,511.0	36.6%	26.8%	0.0%	73.2%
ICF International Inc.	85.0	0.0	407.0	492.0	20.9%	17.3%	0.0%	82.7%
ManTech International Corporation	200.0	0.0	1,554.1	1,754.1	12.9%	11.4%	0.0%	88.6%
NCI, Inc.	20.0	0.0	330.1	350.1	6.1%	5.7%	0.0%	94.3%
SAIC, Inc.	1,848.0	0.0	6,053.3	7,901.3	30.5%	23.4%	0.0%	76.6%

Median	$408.0	$0.0	$1,906.2	$2,314.2	21.4%	17.6%	0.0%	82.4%
Mean	$943.5	$0.0	$2,927.9	$3,871.3	25.2%	19.2%	0.0%	80.8%

							Cost of
	Levered	Unlevered	Equity Risk	Size	Cost of	Cost of	Preferred
	Beta[5]	Beta[6]	Premium[7]	Premium[8]	Equity[9]	Debt[10]	Stock[11]	WACC[12]
Booz Allen Hamilton Inc.	0.27	0.21	5.25%	1.15%	6.8%	7.8%	0.0%	6.2%
CACI International Inc.	0.67	0.59	5.25%	1.69%	9.5%	5.4%	0.0%	8.4%
Computer Sciences Corporation	0.95	0.77	5.25%	0.74%	10.0%	4.0%	0.0%	8.0%
ICF International Inc.	0.54	0.47	5.25%	2.85%	10.0%	2.3%	0.0%	8.5%
ManTech International Corporation	0.86	0.80	5.25%	1.73%	10.5%	7.3%	0.0%	9.8%
NCI, Inc.	0.82	0.79	5.25%	2.85%	11.4%	2.3%	0.0%	10.9%
SAIC, Inc.	0.44	0.37	5.25%	0.74%	7.4%	5.9%	0.0%	6.5%

Median	0.67	0.59			10.0%	5.4%	0.0%	8.4%
Mean	0.65	0.57			9.4%	5.0%	0.0%	8.1%

Silk	0.77	0.77	5.25%	1.69%	10.0%	0.0%	0.0%	10.0%

1. Debt amount based on most recent public filing as of 3/30/11.

2. Preferred stock amount as stated in most recent public filing as of 3/30/11.

3. Equity market value based on closing price on 3/30/11 and on reported fully-diluted shares as of 3/30/11.

4. Total capitalization equal to equity market value + debt outstanding + preferred stock.

5. Based on actual 5-year weekly beta per Bloomberg as of 3/30/11; BAH based on daily beta since IPO as of 3/30/11.

6. Unlevered Beta = Levered Beta/(1 + ((1 – Tax Rate) * (Debt/Equity Market Value)) + (Preferred Stock/Equity Market Value)).

7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.

8. Morningstar 2010 Valuation Yearbook, p.90

9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of 3/30/11, based on 20-year U.S. Treasury Bond Yield.

10. Based on selected company weighted average interest rate per most recent public filings.

11. Based on selected company weighted average preferred dividend per most recent public filings.

12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.

Source: Bloomberg, CapitalIQ, public filings.

CONFIDENTIAL	14

Market Assumptions		Capital Structure Assumptions		Cost of Equity for Computed WACC		Cost of Equity based on SRA International Observed Beta
Risk Free Rate of Return[1]	4.29%	Debt to Equity Market Value[5]	21.0%	Selected Unlevered Beta[6]	0.59	Observed Levered Beta[9]	0.77
Equity Risk Premium[2]	5.25%	Debt to Total Capitalization[5]	17.4%	Computed Levered Beta[7]	0.67	Unlevered Beta[10]	0.77
Size Premium[3]	1.69%	Preferred Stock to Total Capitalization[5]	0.0%	Cost of Equity[8]	9.5%	Levered Beta[11]	0.87
Tax Rate[4]	38.50%	Equity Market Value to Total Capitalization[5]	82.6%			Cost of Equity[12]	10.6%
		Cost of Debt[5]	5.7%
		Cost of Preferred Stock[5]	0.0%

Computed Weighted Average Cost of Capital[13]		8.5%

Weighted Average Cost of Capital based on Silk Observed Beta[14]		9.3%

Selected Weighted Average Cost of Capital Range	8.5%	- -	10.5%

1. Risk Free Rate of Return as of 3/30/2011, based on 20-year U.S. Treasury Bond Yield.

2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.

3. Morningstar, 2010 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 90-96.

4. Per Silk Management.

5. Based on review of corresponding metrics of selected companies listed on prior page.

6. Based on review of selected companies’ unlevered betas listed on previous page.

7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt/Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock/Equity Market Value)). Based on Market and Capital Structure Assumptions.

8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.

9. Observed Levered beta based on Silk’s actual levered 5-year beta, per Bloomberg as of 3/30/11.

10. Unlevered Beta = Observed Levered Beta/(1 + ((Debt/Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock/Equity Market Value)).

11. Levered Beta = Unlevered Beta * (1 + ((Debt/Equity Market Value) * (1 – Tax Rate)).

12. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.

13. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization).

14. Cost of Equity based on Silk’s Observed Beta and Market and Capital Structure Assumptions.

Sources: Bloomberg, CapitalIQ, public filings.

CONFIDENTIAL	15

			Implied Premiums Paid[2]
Announced	Target	Acquiror	1-Day[3]	5-Day[3]	1 Month[3]

03/03/2011	Global Defense Technology & Systems	Ares Management	50.7%	47.8%	42.1%
05/06/2010	Stanley	CGI Group	21.0%	18.1%	18.1%
04/11/2010	DynCorp International	Cerberus Capital	49.4%	50.3%	50.3%
08/27/2008	SI International	Serco Group	40.8%	44.6%	44.6%
12/21/2007	MTC Technologies	BAE Systems	40.8%	45.5%	45.5%

		Low	21.0%	18.1%	18.1%
		High	50.7%	50.3%	50.3%

		Median	40.8%	45.5%	44.6%
		Mean	40.5%	41.2%	40.1%

1.	For informational purposes.
2.	Based on closing stock price data over the respective period.
3.	Indicates number of trading day(s) prior to announcement of transaction or impact on unaffected stock price.
Source: CapitalIQ.

CONFIDENTIAL	16

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided for the information of the Special Committee of the Board of Directors (the “Special Committee”) of Silk (“Company”) by Houlihan Lokey in connection with the Special Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.
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CONFIDENTIAL	17